Exhibit 10.58

THIRD AMENDMENT
TO THE
INTELLIGROUP, INC. 2004 EQUITY INCENTIVE AWARD PLAN

Intelligroup, Inc. (the “Company”), a corporation organized under the laws of the State of New Jersey, has previously adopted the Intelligroup, Inc. 2004 Equity Incentive Award Plan (the “Plan”).

In order to amend the Plan in certain respects, this Second Amendment to the Plan has been adopted by a resolution of the Compensation Committee of Board of Directors of the Company on February 17, 2006 and shall become effective upon receipt of shareholder approval.  This Third Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

1. Effective as of June 8, 2006, Section 3.1(a)(i) of the Plan is hereby amended by replacing the number “1,100,000” with the number “1,600,000”.

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Executed this __ day of June 2006.

INTELLIGROUP, INC.

By:	/s/ Vikram Gulati

Officer